Exhibit 23.1 Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of Fonar Corporation and Subsidiaries on Form S-3 (File No. 333-27411), Form S-3 (File No. 333-96557), Form S-3 (File No. 333-116909), Form S-3 (File No.
333-127319), and Form S-8 (File No. 333-145289) of our report dated September 24, 2007, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2007 and 2006, and for the three years ended June 30, 2007, 2006, and 2005, which report is included in this Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2007.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
September 27, 2007